CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2009 THIRD QUARTER FINANCIAL RESULTS

-- Third Quarter Net Sales Rise 8.1% to $307.9 million;

Operating Income Increases 13.6% to $92.9 million --

Corona, CA – November 5, 2009 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales and profits for the three- and nine-months ended September 30, 2009.

Gross sales for the 2009 third quarter increased 9.2 percent to $355.0 million from $325.2 million in the same period last year. Net sales for the three-months ended September 30, 2009 increased 8.1 percent to $307.9 million from $285.0 million a year ago.

Gross profit, as a percentage of net sales, for the 2009 third quarter was 53.6 percent, compared with 52.4 percent for the comparable 2008 quarter. Operating expenses for the 2009 third quarter increased to $72.1 million from $67.6 million in the same quarter last year.

Distribution costs as a percentage of net sales were 4.3 percent for the 2009 third quarter, compared with 5.5 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2009 third quarter were 12.5 percent, compared with 11.1 percent in the same quarter a year ago.

General and administrative expenses for both the 2009 and 2008 third quarters were $20.3 million. Stock-based compensation (a non-cash item) was $3.3 million in the third quarter of 2009, compared with $4.0 million for the third quarter of 2008.

Operating income for the 2009 third quarter increased 13.6 percent to $92.9 million from $81.8 million in the comparable 2008 quarter.

Net income for the 2009 third quarter increased 7.8 percent to $56.5 million, or $0.60 per diluted share, compared with $52.4 million, or $0.54 per diluted share in the same quarter last year.

Net sales for the Company’s DSD segment increased approximately 9.6 percent to $282.4 million for the 2009 third quarter from $257.7 million for the same period in 2008. Net sales for the Company’s warehouse segment were $25.6 million for the three-months ended September 30, 2009, compared with $27.3 million for the same period in 2008.

Gross sales to customers outside the United States, after the inclusion of sales to certain military customers, were $50.0 million in the 2009 third quarter, compared with $30.7 million in the corresponding quarter in 2008.

During the third quarter the Company repurchased 1.6 million shares of its common stock at an average purchase price of $31.96 per share.

Rodney C. Sacks, chairman and chief executive officer, attributed the record revenues to sustained strong sales of Monster Energy® drinks, which continue to grow in excess of the category and achieve further gains in market share.  “We are encouraged by the positive sales numbers reported by Nielsen for the five weeks ended September 26, 2009, which reflect that energy drink sales both in the important convenience and gas channel as well as the grocery channel, on a year-on-year comparable basis, grew for the first time since March 2009,” said Sacks.

Sacks also said that the transition to certain Coca-Cola bottlers and new Anheuser-Busch distributors at the end of last year continues to be beneficial as the Company’s national market share in both the convenience and gas and grocery channels is now higher than it was prior to the transition. In fact, Monster Energy’s® market share in the important convenience and gas channel increased to 30% for the first time during the five weeks ended September 26, 2009.

According to Nielsen, Monster Energy’s® market share in Canada is also higher than it was prior to the transition to the Coca-Cola system in Canada. Sales in Mexico continue to be satisfactory.

For the nine-months ended September 30, 2009, gross sales increased 9.7 percent to $979.7 million from $893.3 million for the comparable period a year earlier. Net sales for the first nine months of 2009 increased 9.4 percent to $852.4 million from $779.4 million for the same period of 2008.

Gross profit as a percentage of net sales was 53.6 percent for the first nine months of 2009, compared with 51.4 percent for the same period last year.

Operating expenses for the first three quarters of 2009 increased to $205.6 million from $197.6 million in the same period last year. Operating income for the first nine months of 2009 increased 24.0 percent to $251.5 million from $202.8 million in the corresponding period in 2008.

Net income for the first nine months of 2009 increased 18.2 percent to $155.4 million, or $1.63 per diluted share, compared with $131.5 million, or $1.34 per diluted share, for the same period last year.

Auction Rate Securities

During the nine-months ended September 30, 2009, the Company redeemed $12.3 million of its auction rate securities at par. At September 30, 2009 the Company held auction rate securities with a face value of $100.2 million ($100.5 million at June 30, 2009, $102.0 million at March 31, 2009 and $112.5 million at December 31, 2008). The Company determined that a cumulative impairment of $12.1 million had occurred at September 30, 2009, ($12.3 million as of June 30, 2009, $15.5 million at March 31, 2009 and $14.9 million as of December 31, 2008), of which $7.6 million was deemed temporary and $4.5 million was deemed other than temporary. As a result, included as a component of other comprehensive loss is $4.5 million of accumulated net unrealized losses on available-for-sale securities, net of tax benefits of $3.1 million as of September 30, 2009. Included in other income/(expense) is an other-than-temporary impairment of $0.3 million and $3.9 million for the three- and nine-months ended September 30, 2009. The auction rate securities will continue to accrue interest at their contractual rates until their respective auctions succeed or they are redeemed.

Investor Conference Call

The Company will host an investor conference call today, November 5, 2009, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.opencompany.info. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Hansen Natural Corporation

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, sparkling beverages, apple juice and juice blends, fruit juice smoothies, multi-vitamin juice drinks in aseptic packaging, iced teas, energy drinks, Junior Juice® juices and water beverages, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Nitrous™ Monster Energy® brand energy drinks, Monster Hitman™ energy shooters, Java Monster™ brand non-carbonated coffee + energy drinks, X-Presso Monster™ brand non-carbonated espresso energy drinks, Lost® Energy™ brand energy drinks, Rumba®, Samba and Tango brand energy juices and Vidration™ brand vitamin enhanced waters. For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales is used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in consumer preferences; changes in demand due to economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; political, legislative or other governmental actions or events in one or more regions in which we operate. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-AND NINE-MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Gross sales, net of discounts and returns*	$ 355,048	$ 325,152	$ 979,732	$ 893,284

Less: Promotional and other allowances**	47,119	40,166	127,347	113,876

Net sales	307,929	284,986	852,385	779,408

Cost of sales	142,897	135,550	395,345	379,039

Gross profit	165,032	149,436	457,040	400,369
Gross profit margin as a percentage of net sales	53.6%	52.4%	53.6%	51.4%

Operating expenses	72,117	67,644	205,565	197,560
Operating expenses as a percentage of net sales	23.4%	23.7%	24.1%	25.3%

Operating income	92,915	81,792	251,475	202,809
Operating income as a percentage of net sales	30.2%	28.7%	29.5%	26.0%

Other income (expense):
Interest and other income, net	183	2,111	1,599	8,506
Other-than-temporary impairment of investments	(342)	--	(3,880)	--
Total other income (expense)	(159)	2,111	(2,281)	8,506

Income before provision for income taxes	92,756	83,903	249,194	211,315

Provision for income taxes	36,251	31,466	93,835	79,835

Net income	$ 56,505	$ 52,437	$ 155,359	$ 131,480
Net income as a percentage of net sales	18.4%	18.4%	18.2%	16.9%

Net income per common share:
Basic	$ 0.63	$ 0.57	$ 1.72	$ 1.42
Diluted	$ 0.60	$ 0.54	$ 1.63	$ 1.34

Weighted average number of shares of common stock and common stock equivalents:
Basic	90,154	92,337	90,380	92,852
Diluted	94,683	96,916	95,060	97,997

Case sales (in thousands) (in 192-ounce case equivalents)	29,800	28,009	82,524	79,009
Average net sales price per case	$ 10.33	$ 10.17	$ 10.33	$ 9.86

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 317,657	$ 256,801
Short-term investments	30,187	29,145
Trade accounts receivable, net	91,939	45,233
Distributor receivables	5,350	90,722
Inventories	123,942	116,326
Prepaid expenses and other current assets	9,705	8,379
Prepaid income taxes	-	4,977
Deferred income taxes	9,741	9,741
Total current assets	588,521	561,324

INVESTMENTS	87,969	89,567
PROPERTY AND EQUIPMENT, net	28,075	14,389
DEFERRED INCOME TAXES	63,170	65,748
INTANGIBLES, net	31,674	28,365
OTHER ASSETS	1,885	2,444
TOTAL ASSETS:	$ 801,294	$ 761,837

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 66,950	$ 64,787
Accrued liabilities	25,957	12,524
Accrued distributor terminations	3,151	102,282
Accrued compensation	6,103	6,782
Current portion of debt	381	959
Income taxes payable	5,189	-
Total current liabilities	107,731	187,334

DEFERRED REVENUE	132,604	138,187

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 97,207 shares issued and 89,090 outstanding as of September 30, 2009; 96,851 shares issued and 90,328 outstanding as of December 31, 2008	486	484
Additional paid-in capital	131,045	117,106
Retained earnings	617,039	461,680
Accumulated other comprehensive loss	(4,525)	(10,825)
Common stock in treasury, at cost; 8,117 and 6,523 shares as of September 30, 2009 and December 31, 2008, respectively	(183,086)	(132,129)
Total stockholders' equity	560,959	436,316
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY:	$ 801,294	$ 761,837